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                                  EXHIBIT 11

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                  Year Ended December 31,
                                               1996          1995        1994
                                           ----------   ----------   ----------

Primary

Weighted average Premier common shares
  outstanding during the year               2,351,535    2,262,520    1,966,308

Common shares issuable in connection
  with assumed exercise of options under
  the treasury stock method                    33,862       28,402       11,234
                                           ----------   ----------   ----------
Total                                       2,385,397    2,290,922    1,977,542
                                           ==========   ==========   ==========

Net income                                 $2,539,716   $1,988,949   $  291,148
                                           ==========   ==========   ==========

Per share earnings                         $     1.06   $     0.87   $     0.15
                                           ==========   ==========   ==========